Exhibit 10.6

June 10, 2020
Karl Blanchard
1750 Sky Lark Lane, Unit 2118
Houston, Texas 77056

Re: Role and Compensation

Dear Karl:

In connection with the departure of Mark McCollum as Chief Executive Officer of Weatherford International plc, an Irish public limited company (the “Company”), this letter agreement sets forth our mutual understanding regarding the terms and conditions of your expanded responsibilities at the Company. In recognition of your extraordinary efforts to date and to encourage your continued dedication to the Company, you and the Company hereby agree as follows:

1.Position. Effective as of the date hereof, you shall be appointed as a member of the Company’s Office of the Chief Executive and you shall have added duties, responsibilities and authority as determined by the Board of Directors of the Company (the “Board”). Such duties, responsibilities and authority may include services for one or more subsidiaries or affiliates of the Company. You shall report to the Board of Directors of the Company. You agree to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. You agree that in connection with the Company hiring a new Chief Executive Officer, you shall transition from being a member of the Office of the Chief Executive back to your current role of EVP & Chief Operating Officer and shall cooperate in the transition of your duties, responsibilities and authority to the new Chief Executive Officer.

2.Salary. Effective as of the date hereof, your annual base salary shall be restored to $700,000, which was the rate of your salary prior to the reduction in April 2020 and which shall be paid in accordance with the customary payroll practices of the Company.

3.Specified Payments and Clawback. During the period from the date hereof through February 15, 2021, you shall be eligible to receive monthly cash payments of $370,296 on the 15th day of each month from July 15, 2020 through February 15, 2021 (which represents the cash severance benefits that would be payable to you under Section 4(a)(iii) of your CIC Agreement (as defined below) upon a qualifying termination of employment thereunder, the sum of all eight payments, “Specified Amount”). In the event that a new Chief Executive Officer of the Company is hired by the Company and you remain employed through the date that is 90 days following the employment commencement date of the new Chief Executive Officer (the “Specified Date”), any remaining portion of the Specified Amount that has not been paid to you as of the Specified Date shall be paid to you on the next regularly scheduled payroll date following the Specified Date. In the event that your employment is terminated by you or the Company for any reason other than by the Company without Cause or by you for Good Reason (each, as defined in your Change in

Control Agreement, by and between you and the Company, dated as of August 21, 2017, as amended on June 28, 2019 (the “CIC Agreement”)) prior to the earlier of (A) February 15, 2021 and (B) the Specified Date, you shall repay to the Company within thirty (30) days following the date of termination the entire, gross amount of installments of the Specified Amount paid to you by the Company on or prior to the date of termination.

4.Amendments to Your Existing Agreement. Notwithstanding anything to the contrary set forth in the CIC Agreement:

(i)the definition of “Good Reason” contained in Section 1(x) thereof shall be amended to include the following clause (iv), with conforming punctuation amendments to the ends of clauses (ii) and (iii) thereof:

“(iv) the occurrence of the earlier of (A) February 15, 2021 and (B) 90 days following the employment commencement date of a new Chief Executive Officer of the Company.”; and

(ii)in the event you are terminated by the Company without Cause or you resign for Good Reason at any time, any amount payable to you under Section 4(a)(iii) of the CIC Agreement shall be reduced by all or the portion of the Specified Amount paid to you on or prior to the Employment Termination Date (as defined in the CIC Agreement).

For the avoidance of doubt, (a) the amendment above to the definition of Good Reason in your CIC Agreement shall also apply to the definition of Good Reason contained in the Company’s 2020 Long-Term Cash Incentive Plan and all applicable awards thereunder held by you (which definition references the CIC Agreement), (b) the transition of your role from EVP & Chief Operating Officer to being a member of the Office of the Chief Executive shall not constitute Good Reason, (c) the transition of your role from being a member of the Office of the Chief Executive to your current role of EVP & Chief Operating Officer in connection with the hiring of a new Chief Executive Officer shall not constitute Good Reason, (d) as of the date of this letter agreement, the Board does not have knowledge of facts that would constitute Cause for purposes of your CIC Agreement (including facts that have been ascertained on or prior to the date of this letter agreement pursuant to any internal investigation) and (e) you agree that nothing in this letter agreement constitutes, and no event on or prior to the date of this letter agreement has constituted, Good Reason for purposes of your CIC Agreement.

Except as modified by the foregoing in this Section 4, the terms and conditions of the CIC Agreement shall remain in full force and effect.

5.Entire Agreement. This letter agreement, together with the CIC Agreement, constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
6.General Provisions. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company. A failure of any of the parties to insist on strict compliance with any provision of this letter agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this letter agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this letter agreement shall remain valid and binding upon you and the Company.

7.Taxes. The Company may withhold from all amounts payable under this letter agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.

8.Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

9.Counterparts; Effectiveness. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

WEATHERFORD INTERNATIONAL PLC

By: /s/ Thomas R. Bates, Jr.
Name: Thomas R. Bates, Jr.
Title: Chairman of the Board of Directors

Agreed and Accepted:

/s/ Karl Blanchard
Karl Blanchard